Exhibit 10.16

AMENDED AND RESTATED THERMAL CYCLER SUPPLIER

AGREEMENT

This Amended and Restated Thermal Cycler Supplier Agreement (this “Agreement”), is entered into as of February  9, 2006 (the “Effective Date”), by and between Applera Corporation, a corporation of the State of Delaware, through its Applied Biosystems Group, having an office at 850 Lincoln Centre Drive, Foster City, California 94404 (collectively, "ABI"), and Bio-Rad Laboratories, Inc., having an office at 1000 Alfred Nobel Drive, Hercules, California 94547 (“Bio-Rad”) and MJ Research Inc., having an office at 590 Lincoln Street, Waltham, Massachusetts 02451 (“MJ Research”) (Bio-Rad and MJ Research, collectively, "Thermal Cycler Supplier"). (each of ABI and Thermal Cycler Supplier,  a “Party”, and, collectively, “Parties.")  This Agreement supersedes and replaces the Thermal Cycler Supplier Agreement between ABI and Bio-Rad having an effective date of April 1, 1998 (the “Prior Agreement”).

WHEREAS, ABI and MJ Research have engaged in a litigation styled Applera Corporation and Roche Molecular Systems, Inc., plaintiffs, v. MJ Research Inc. and Michael and John Finney, defendants, 3:98cv1201 (JBA) ("the Litigation") in the United States District Court for the District of Connecticut (the “District Court”) wherein ABI and Roche Molecular Systems (“Roche”) have charged MJ Research and the other defendants with infringing and inducing others to infringe several Roche and ABI patents described below;

WHEREAS, on April 2, 2004, the jury, in the Litigation rendered a verdict (hereinafter, the “Verdict”) in Phase I of the trial finding, among other things, that (i) defendants induced infringement of all the Patents in Suit, and directly and contributorily infringed the ‘675 and ‘610 Patents, and (ii) defendants’ induced infringement as to the PCR Process Patents and the ‘493 Patent was willful.  The jury’s verdict was entered on April 15, 2004;

WHEREAS, the District Court has granted summary judgment in favor of the plaintiffs in the Connecticut Litigation on all of defendants’ defenses and counterclaims alleging patent misuse and

Legend:

[**] This material has been omitted pursuant to a request for confidential treatment.  The material has been filed separately with the Commission.

violations of state and federal and state antitrust laws and unfair trade or competition laws, and dismissed all of defendants’ counterclaims based thereon;

WHEREAS, on or before August 18, 2004 BioRad succeeded to the interests of MJ Research and its Affiliates by acquiring MJ Geneworks, Inc., and its subsidiaries including MJ Research;

WHEREAS, on March 30, 2005 the District Court, entered judgement against the defendants in the Connecticut Litigation and awarded the plaintiffs enhanced damages for the defendants’ willful infringement;

WHEREAS, on August 30, 2005 the District Court entered an injunction against the defendants, permanently enjoining the defendants from further infringement of the ‘675, ‘610 and ‘493 Patents (the “Instrument-Patents-in-Suit”)

WHEREAS, Applera, but for this Agreement, would continue to pursue the Litigation by, among other things, seeking attorney’s fees prejudgment interest and postjudgment interest;

WHEREAS, the parties to the Litigation have agreed to entry of a Consent Judgment (as defined below) in that litigation adjudging said patents to be valid, enforceable and infringed and enjoining Thermal Cycler Supplier and the other defendants from continuing their infringing activities;

WHEREAS, as part of a settlement of the foregoing Litigation, this Agreement is entered into in conjunction with and as a part of that certain “Settlement Agreement” (the “Settlement Agreement”) of even date herewith between ABI and Roche, on the one hand, and MJ Research and other defendants, on the other hand, and Thermal Cycler Supplier agrees to sign the Settlement Agreement as if it were a defendant in the Litigation;

WHEREAS, ABI is entering into this Agreement in reliance upon, among other things, the representations, warranties and covenants of Thermal Cycler Supplier contained in the Settlement Agreement;

WHEREAS, ABI had (as to such patents that have now expired) and has (as to remaining patents) the power to convey certain limited rights for research and in certain other fields under the now expired U.S. Patents Nos. 4,683,195, 4,683,202 and 4,965,188, describing and claiming gene amplification processes including, among others, a process known as the polymerase chain reaction ("PCR") process, which are owned by Roche Molecular Systems, Inc., and amplification process claims in corresponding counterpart patents and patent applications in other countries, owned by F. Hoffmann-La Roche Ltd (both of which are referred to collectively herein as "Roche");

WHEREAS, ABI offers to PCR users certain commercial and non-commercial license rights under these patents and patent applications for the automated performance of the PCR process for research and certain other fields that include, inter alia, an up-front fee component based on the capacity of thermal cyclers used to perform the process;

WHEREAS, ABI offers to thermal cycler suppliers license rights under those patents, namely, an authorization to distribute their instruments with a label conveying to their customers rights under the up-front fee component of the PCR licenses described above, and the right to promote their instruments as "Authorized Thermal Cyclers" (as defined below) for PCR;

WHEREAS, ABI owns U.S. Patents Nos. 5,038,852 and 5,333,675, describing and claiming automated apparatus suitable for performing the PCR process, and apparatus claims in corresponding counterpart patents and patent applications in other countries;

WHEREAS, ABI owns U.S. Patent Nos. 5,475,610, 6,703,236 B2, and U.S. Patent Application Ser. No. 10/691,186 (Publication No. 2004/0248146 A2), describing and claiming improvements in thermal cycling apparatus for PCR, including methods comprising calculating sample temperatures (algorithm claims) and a pressing heated cover, and corresponding counterpart patents and patent applications in other countries;

WHEREAS, ABI owns U.S. Patent No. 5,656,493, describing and claiming an amplification system comprising PCR reagents and a thermal cycler programmed to carry out a PCR protocol;

WHEREAS, ABI owns patents and applications outside the U.S. that claim priority of U.S. application Serial No. 899,061 (filed in 1986) and that claim automated performance of the PCR process using certain programmed thermal cyclers;

WHEREAS, ABI offers to PCR users license rights for research and certain other fields under its U.S. Patent No. 5,656,493 amplification system claims and under the automated method claims of its foreign patents and applications claiming priority of U.S. application Serial No. 899,061 respectively, and offers to thermal cycler suppliers the right to pass such rights to their thermal cycler customers;

WHEREAS, ABI has offered to Thermal Cycler Supplier the above Roche process rights claimed by U.S. Patents Nos. 4,683,195, 4,683,202 and 4,965,188 and corresponding amplification process claims in patents and patent applications in other countries claiming priority of any of them, and the ABI systems, apparatus, automated method and pressing heated cover rights under the other patents and patents applications enumerated above separately or in combinations;

WHEREAS, Thermal Cycler Supplier has requested, as part of the Settlement Agreement, all the foregoing license rights in combination, together with license rights under the algorithm claims of U.S. Patent No. 5,475,610, 6,703,236 B2 and U.S. Patent Application Ser. No. 10/691,186 (Publication No. 2004/0248146 A2) and corresponding counterpart patents and patent applications in other countries; and

WHEREAS, Thermal Cycler Supplier wishes to sell Thermal Cyclers and Temperature Cycling Instruments in modular form in addition to selling the same as complete instruments.

NOW, THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

1.

Definitions

Terms, when used herein with initial capital letters, shall have the respective meanings set forth below.

1.1

"Affiliate" of a Party to this Agreement shall mean an organization:  a) whose voting stock is controlled or owned directly or indirectly to the extent of fifty percent (50%) or more by the party; b) which directly or indirectly owns or controls fifty percent (50%) or more of the voting stock of the party; c) whose majority ownership is directly or indirectly common to that of the party; or d) defined under (a), (b), or (c) above except the amount of said ownership is less than fifty percent (50%) but that amount is the maximum amount permitted by law and Thermal Cycler Supplier has effective control.

It is understood and agreed that OEM Systems KK, a Japanese corporation with offices at 84 Mekawa Makishima-cho, Uji, Kyoto, 611-0041 Japan (“OEM Systems KK”) shall be deemed an Affiliate of Thermal Cycler Supplier for so long as Thermal Cycler Supplier maintains at least      [**]     ownership interest in OEM Systems KK.

1.2

“Algorithm Patent Rights" shall mean within claims 1, 44 and 158 (to the extent it incorporates the features of claim 1) of U.S. Patent No. 5,475,610, claim 7 of U.S. Patent No. 6,703,236, and Valid Claims of U.S. Patent Application Publication No. US 2004/0248146 A2, and corresponding Valid Claims in foreign counterpart patents and patent applications thereof in other countries.

1.3

"Amplification Patent Rights" shall mean the nucleic acid amplification processes, including particularly the PCR process, covered by: United States Patents Nos. 4,683,195, 4,683,202 and 4,965,188; and any corresponding amplification process Valid Claim in patents and patent applications in other countries claiming priority of any of them.

1.4

"Amplification System Patent Rights" shall mean U.S. Patent No. 5,656,493, which describes and claims an amplification system comprising PCR reagents and a thermal cycler programmed to carry out a PCR protocol.

1.5

"Authorized Reagent" shall mean a DNA polymerase whose use in performance of the PCR process is covered by the running-royalty component of a PCR process license under the Amplification Patent Rights for internal research and development.  The running-royalty component of that license may be obtained through the purchase of reagents bearing a valid label conveying the running-royalty component; alternatively, it may be purchased from ABI.  Other PCR process licenses in the Fields also require use of Authorized Reagents.

1.6

"Authorized Thermal Cycler" shall mean a Thermal Cycler or Temperature Cycling Instrument whose use in automated performance of the PCR process is covered by the automated-capacity, up-front fee component of a PCR process license under the Amplification Patent Rights for internal research and development.  The up-front fee component of that license may be obtained through the purchase of a Thermal Cycler or Temperature Cycling Instrument bearing a valid label conveying the up-front component; alternatively, it may be purchased from ABI.  Other PCR process licenses in the Fields also require use of an instrument whose use is similarly covered, i.e., an "Authorized Thermal Cycler".

1.7

"Automated Method Patent Rights" shall mean automated method n ABI's patents and applications outside the U.S. that claim priority of U.S. application Serial No. 899,061.  Automated Method Patent Rights include rights only under the identified ABI patents and applications.

1.8

“Consent Judgment” shall mean the Consent Judgment of even date herewith entered into by ABI and Roche, on the one hand, and MJ Research, Thermal Cycler Supplier, Michael Finney and John Finney, on the other hand.

1.9

"Fields" shall mean research and development, quality assurance or control, environmental testing, food testing, plant diagnostics, identity testing (other than parentage testing for humans) and forensics.  The Fields specifically exclude human and veterinary diagnostics.

1.10

“MJ Catalog” shall mean the copy of the published ”MJ Research 2004 / 05 product catalog”  that has been scanned into an Adobe Acrobat (‘pdf”) file and attached hereto as Exhibit A.

1.11

"Net Sales Price" shall mean

[**]

1.12

"Pressing Heated Cover Patent Rights" shall mean Valid Claims of claims 160-163 and 167 of U.S. Patent No. 5, 475,610 and Valid Claims of claims 1-6 of U.S. Patent No. 6,703,236 and foreign equivalent claims thereof in other countries.

1.13

“Pressing Heated Cover” shall mean a product that but for the licenses granted hereunder would infringe the Pressing Heated Cover Patent Rights.

1.14

“Progeny Patent Rights” shall mean solely such Valid Claims of U.S. Patent Application Ser. No. 10/691,186 (Publication No. US 2004/0248146 A2) (and continuations, divisionals, and continuations-in-part thereof)that  are entitled to the benefit of priority of U.S. application Ser. No. 07/620,606, U.S. application Ser. No. 07/670,545, or U.S. application Ser No. 07/871,264.  The term “Progeny Patent Rights” excludes any Valid Claims of continuations-in-part of any of the foregoing patents and patent applications that are not entitled to the benefity of U.S. application Ser. No. 07/620,606, U.S. application Ser. No. 07/670,545, or U.S. application Ser No. 07/871,264.

1.15

“Real-Time Settlement Agreements” shall mean the Real-Time Settlement Agreement, the Real-Time Consent Judgment and the Real-Time Instrument Patent License Agreement of even date herewith entered into as part of the settlement of the litigation entitled Applera Corp. v. Bio-Rad Laboratories et al., Case No. 3:04-CV-01881 (RNC), USDC D. Conn.

1.16

"Temperature Cycling Instrument", as used in this Agreement, shall be limited to an instrument that includes a Thermal Cycler.

1.17

"Territory" shall mean worldwide.

1.18

"Thermal Cycler", as used in this Agreement, shall mean an instrument, whether in single or multiple modules, that is capable in itself of automatically thermally cycling samples in the PCR process and is covered by, or the use of which is covered by, a Valid Claim of the Algorithm Patent Rights, Amplification Patent Rights, Amplification System Patent Rights, Automated Method

Patent Rights, Pressing Heated Cover Patent Rights or Thermal Cycling Instrument Patent Rights.

1.19

"Thermal Cycling Instrument Patent Rights" shall mean Valid Claims of (i) U.S. Patent Nos. 5,038,852 and 5,333,675; and foreign equivalent Valid Claims of any such apparatus claims in other countries; (ii) U.S. Patent No. 6,555,792, parent Swiss application no. 1782/99, and patents and patent applications worldwide claiming priority thereto; and (iii) U.S. Patent No. 6,153,426, parent German application no. 19859586, and patents and patent applications worldwide claiming priority thereto.

1.20

"Third Party" shall mean a party other than the Parties.

1.21

"Valid Claim" shall mean a claim of a patent      [**]     which has not been held invalid or permanently unenforceable by a court from which no appeal has been taken within the time allowed for appeal or from which no appeal can be taken, or has not otherwise finally been held unpatentable by an appropriate patent office or administrative agency.

2.

Grant

2.1

Thermal Cycling Instrument; Algorithm; Pressing Heated Cover Patent Rights; Progeny Patent Rights.  Upon the terms and subject to the exceptions and conditions of this Agreement, ABI grants to Thermal Cycler Supplier under the Thermal Cycling Instrument Patent Rights, the Algorithm Patent Rights, Progeny Patent Rights, and the Pressing Heated Cover Patent Rights a personal, non-transferable, royalty-bearing, non-exclusive license in the Fields and in the Territory to make

[**]

 to use and to sell the following to end users solely under Thermal Cycler Supplier’s name and trademarks but not otherwise to manufacture for, or sell or distribute to, thermal cycler suppliers (except for such thermal cycler suppliers set forth in Section 2.8 herein):

(a)

Thermal Cyclers and Temperature Cycling Instruments, either as complete instruments or as base units, (as used herein, the term “base unit” means a product that consists of the same or similar elements and functionality as the product referred to in the MJ Catalog as the part number PTC-0200, “DNA Engine thermal cycler chassis, does not include Alpha unit”, that in combination with sample blocks or sample-block/heat-pump assemblies constitute Thermal Cyclers); and

(b)

other modules or components for integration solely with such Thermal Cyclers, Temperature Cycling Instruments and base units.

Notwithstanding the foregoing restrictions, subject to its compliance with Section 3.2 herein, Thermal Cycler Supplier may continue to sell the identical or similar product referred to in the MJ Catalog as catalog number PTC-0221, “Dyad Disciple” (despite its lack of an integrated controller, requiring the use of either a Dyad (as such product, with part number PTC-0220, is defined in the MJ Catalog) and associated “Alpha units” (as such products are referred to in the MJ Catalog) or an external stand-alone computer equipped with Disciple Desktop software (as such software is referred to in the MJ Catalog)).  The grant of this Section 2.1 conveys no right or immunity, express or implied, under the Amplification Patent Rights, the Automated Method Patent Rights or the Amplification System Patent Rights.

2.2

Amplification Patent Rights.  Upon the terms and subject to the exceptions and conditions of this Agreement, ABI grants to Thermal Cycler Supplier the following personal, non-transferable, royalty-bearing, non-exclusive rights in the Territory under the Amplification Patent Rights:

(a)

Thermal Cycler Supplier is hereby authorized to sell and distribute to end users solely under Thermal Cycler Supplier's name and trademarks, but not to sell or distribute to thermal cycler suppliers: (i) Thermal Cyclers and Temperature Cycling Instruments manufactured by Thermal Cycler Supplier (or by OEM Systems KK, as long as it is an Affiliate of Thermal Cycler Supplier and such other entities as permitted under Section 2.9 herein) with a label conveying to end users (including Thermal Cycler Supplier itself) in the

Fields the up-front rights of PCR process licenses under the Amplification Patent Rights as specified in the label set forth in Section 5.1 below, that is, with an Authorized Thermal Cycler label; and (ii) base units and Dyad Disciples manufactured by Thermal Cycler Supplier (or OEM Systems KK, as long as it is an Affiliate of Thermal Cycler Supplier and such other entities as permitted under Section 2.9 herein) with a label conveying to end users (including Thermal Cycler Supplier itself) in the Fields the up-front rights of PCR process licenses under the Amplification Patent Rights only when combined with the modules specified in Section 2.1, as specified in the labels set forth in Sections 5.2 and 5.3 below, that is, with an Authorized Thermal Cycler label.

(b)

Thermal Cycler Supplier may advertise and promote Thermal Cyclers and Temperature Cycling Instruments so labeled as "Authorized Thermal Cyclers for PCR" and Thermal Cycler Supplier may advertise its base units and Dyad Disciples as constituting “Authorized Thermal Cyclers for PCR” when combined with Thermal Cycler Supplier’s modules needed to constitute Thermal Cyclers or Temperature Cycling Instruments.

The grant of this Section 2.2 conveys no right or immunity, express or implied, under the Thermal Cycling Instrument Patent Rights, the Amplification System Patent Rights, the Automated Method Patent Rights, the Algorithm Patent Rights, the Progeny Patent Rights or the Pressing Heated Cover Patent Rights.

2.3

Amplification System Patent Rights and Automated Method Patent Rights.  Upon  the terms and subject to the exceptions and conditions of this Agreement, ABI grants to Thermal Cycler Supplier a personal, non-transferable, royalty-bearing, non-exclusive right under the Amplification System Patent Rights and the Automated Method Patent Rights to convey to end-user customers (including Thermal Cycler Supplier itself) of Thermal Cycler Supplier's Thermal Cyclers and Temperature Cycling Instruments sold or distributed solely under Thermal Cycler Supplier's name and trademarks a non-exclusive license to use the same in the Fields in the Territory.  The grant of this Section 2.3 includes no right or immunity, express or implied, under the Amplification Patent Rights, Thermal Cycling Instrument Patent Rights, the Algorithm Patent Rights or the Pressing Heated Cover Patent Rights.

2.4

No Implied Rights.  No right, immunity, authorization or license is granted, expressly or by implication, for any other purpose, or in any other field, including: to make, have made, use or sell any polymerase (such as Taq), amplification reagent or kit; or to perform PCR or nucleic acid amplification that is not fully licensed under the Amplification Patent Rights.   No right, immunity, authorization or license is granted, expressly or by implication, under any patent or patent application that is not expressly included in the Amplification Patent Rights, the Amplification System Patent Rights, the Algorithm Patent Rights, the Pressing Heated Cover Patent Rights, the Automated Method Patent Rights, the Progeny Patent Rights, or the Thermal Cycling Instrument Patent Rights.  Specifically, but without limitation, no right, immunity, authorization or license is granted, expressly or by implication, under patents and applications of Applera Corporation or Roche that cover apparatus, methods, or reagents for real-time detection (for example, U.S. Patent No. 5,928,907 or Applera's U.S. Patent No. 6,814,934 B1, Japanese Patent No. JP 3136129, European Patent No. EP 0 872 562 B1; and claims in Applera's patents and applications that claim priority of United States patent application Serial No.  08/968,208 or EP 0 512 334 B1) or for homogeneous assay (for example, U.S. Patents Nos. 5,210,015, 5,487,972, 5,538,848, all related to the 5’ nuclease assay).

2.5

Exceeding Scope of License.  Rights granted to Thermal Cycler Supplier by this Agreement are personal to Thermal Cycler Supplier alone.  Thermal Cycler Supplier shall have no right to sublicense, assign or otherwise transfer or share its rights hereunder.  Without limiting other acts or omissions constituting material breach hereof or ABI’s remedies or causes of action for the same, any breach by the Thermal Cycler Supplier of Article 2 (including, without limitation, by Thermal Cycler Supplier exceeding the scope of the license herein) of this Agreement shall be deemed a material breach of this Agreement.

2.6

Sales by Affiliates or Distributors.  Notwithstanding the prohibition of Section 2.5, Thermal Cycler Supplier's rights to sell to end users under the grants of Sections 2.1 through 2.3 include the right to sell through Affiliates (so long as Thermal Cycler Supplier reports and pays under this Agreement on their behalf) and through distributors of Thermal Cycler Supplier and such Affiliates, as well as directly.

2.7

Thermal Cycler Supplier Obligations.  The Parties understand and agree that Thermal Cycler Supplier shall have no obligation to monitor or police its customers' use of Authorized Reagents in the performance of PCR.  Thermal Cycler Supplier's obligations under this Agreement in regard to Authorized Reagents shall be limited to providing the notice as specified in Sections 5.1, 5.2 and 5.3.  However, Thermal Cycler Supplier agrees not to knowingly promote, directly or through its distributors or Affiliates, the unlicensed performance of PCR in the Fields through the use of reagents which are not Authorized Reagents or Thermal Cyclers for which the up-front license fee has not been paid, i.e. a thermal cycler which is not an Authorized Thermal Cycler.

2.8

Limited Right to Sell to Other Suppliers.   Notwithstanding the restrictions in Section 2.1 and Section 2.2 on the right to sell Thermal Cyclers and Temperature Cycling Instruments solely under Thermal Cycler Supplier's name and trademarks, Thermal Cycler Supplier may make, but not have made, and sell Thermal Cyclers and Temperature Cycling Instruments (but not Licensed Real-Time Thermal Cyclers, as such term is defined in the Real-Time Instrument Patent License Agreement) that are complete instruments to a Third Party that is itself a licensee in good standing under the Thermal Cycling Instrument Patent Rights, the Algorithm Patent Rights, the Pressing Heated Cover Patent Rights, the Progeny Patent Rights, and the Amplification Patent Rights under that Third Party licensee's name and trademarks provided that Thermal Cycler Supplier gives ABI ninety (90) days prior written notification of such arrangement and provided that the Third Party licensee to whom product is sold under that Third Party licensee's name and trademarks agrees in a writing delivered thirty (30) days prior to commencement of such supply arrangement to pay royalties on the Net Sales Price of the Thermal Cyclers and Temperature Cycling Instruments as if it were the manufacturer of such Thermal Cyclers and Temperature Cycling Instruments.  Thermal Cycler Supplier’s right to supply Thermal Cyclers and Temperature Cycling Instruments to such

Third Party shall terminate upon Thermal Cycler Supplier’s receipt of written notification by ABI of termination of such Third Party licensee’s license agreement.  Without limiting Section 2.4 (No Implied Rights) herein, Thermal Cycler Supplier shall have no right to make Licensed Real-Time Thermal Cyclers or have made Licensed Real-Time Thermal Cyclers except as provided in the Real-Time Instrument Patent License Agreement.

2.9

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2.10

The Parties agree that as of March 28, 2006, certain provisions of this Agreement relating to Amplification Patent Rights will change as specified in Exhibit B attached hereto.

2.11

ABI agrees to offer Thermal Cycler Supplier a license substantially consistent with the template “Restated and Amended Patent License Agreement”, attached hereto as Exhibit C (the “Template Agreement”), which offer shall be in effect if and only if Thermal Cycler Supplier responds to such offer within sixty (60) days of the Effective Date and further provided that such license is finalized and executed within one hundred and twenty (120) days following the Effective Date.  Notwithstanding the foregoing, Thermal Cycler Supplier acknowledges and agrees that any such license will be subject to the terms and conditions of the Settlement Agreement and the Real-Time Settlement Agreements.

3.

Fees, Royalties, Records and Reports

3.1

In consideration of the licenses in the United States granted pursuant to Article 2 herein to MJ Research and to Bio-Rad under the Algorithm Patent Rights, the Amplification System Patents, the Automated Method Patent Rights, Progeny Patent Rights, and the Pressing Heated Cover Patent Rights, Licensee shall pay to ABI

[**]

For the avoidance of doubt, the Incremental Fee is in addition to (and is not in lieu of, nor creditable against,) any other payments or royalties due pursuant to Article 3 of this Agreement.  Subject to Licensee’s compliance with all of the terms and conditions of this Agreement, ABI agrees to forebear enforcement of the permanent injunction entered in the District Court enjoining enforcement against MJ Research and Bio-Rad of the Instrument-Patents-in-Suit and the injunctive relief provision set forth in paragraph 15 of the Consent Judgment.

[**]

3.2

Fees; Royalties.  For the licenses and rights granted under Article 2, Thermal Cycler Supplier shall pay to ABI:

(a)

                                                 [**]

(b)

[**]     for each Thermal Cycler or Temperature Cycling Instrument, each base unit (for example, the products designated in the MJ Catalog model part numbers PTC-0200, PTC-0220 or PTC-0240) and each Dyad Disciple "chassis" (for example, the product designated in the MJ Catalog as model part number PTC-0221) delivered, invoiced or otherwise transferred by Thermal Cycler Supplier or an Affiliate after the Effective Date;

(c)

[**]      of the Net Sales Price for all of the following items that are delivered, invoiced or otherwise transferred by Thermal Cycler Supplier or an Affiliate after the Effective Date:

(i)

Thermal Cyclers;

(ii)

Temperature Cycling Instruments;

(iii)

modules and components of, or intended for use with,

                           [**]

                           [**]

(d)

an additional [**] for each Pressing Heated Cover delivered, invoiced or otherwise transferred by Thermal Cycler Supplier or an Affiliate after the Effective Date, irrespective of whether said Pressing Heated Cover is transferred separately or included in a larger module or in a Thermal Cycler or Temperature Cycling Instrument.

ABI agrees that there shall be only one payment under each of subsections 3.2(b), 3.2(c) and 3.2(d), for each Thermal Cycler or Temperature Cycling Instrument placed as a no-charge "loaner" or demonstration instrument.  Thermal Cycler Supplier shall pay for such an instrument (wherein the quantity of such loaner or demonstration instruments placed in a given year does not exceed

[**]

  For any quantity of loaners or demonstration instruments above such     [**]    , the

Thermal Cycler Supplier shall pay, at the time of placement of such loaner or demonstration instrument, such payments under each of subsections 3.2(b), 3.2(c) and 3.2(d) (including royalties) based upon the Average Net Sales Price for a new such instrument at the time it is placed as a loaner.  However, if any module or component is subsequently added to such loaner or demonstration instrument or substituted any modules or components in such loaner or demonstration instrument, then payment under subsections 3.2(c) and 3.2(d) shall be made for such module or component at the time such module or component is added or substituted.

Payments specified in this Section 3.2 (b) – (d) shall be paid as specified in Section 3.7.  Each Thermal Cycler and Temperature Cycling Instrument for which those payments are paid shall be an Authorized Thermal Cycler and shall be so designated pursuant to Article 5 hereof.

3.3

Settlement Fees and Report.  In partial consideration of ABI’s agreement to settle the Litigation as provided in the Settlement Agreement with respect to ABI’s instrument patent rights asserted in such Litigation and ABI’s covenant not to assert set forth in Section 4.1 of this Agreement, Thermal Cycler Supplier shall pay ABI payments as set forth in Section 3.2(b)-(d) on Net Sales of Accused Products (as such term is defined in the Consent Judgment).  Royalties paid for a given Accused Product pursuant to Section 3.2 shall be credited against payment obligations for the same such Accused Product under this Section 3.3.  Licensee shall provide a royalty report conforming with the requirements of Section 3.7 herein.

3.4

Currency.  All amounts payable hereunder shall be payable in United States Dollars.  For the purpose of calculating royalties, the Net Sales Price invoiced or received by Thermal Cycler

Supplier in currencies other than U.S. Dollars shall be converted to U.S. dollars based on the New York rate of exchange as quoted in the Wall Street Journal for the last business day of the month (as per Section 3.7 herein) in which the sale or transfer occurred.  If not so published, the Parties may agree in writing on a substitute publication.  In the event there is no comparable publication, the applicable rate shall be the rate published by the United States Federal Reserve.

3.5

Maintenance of Records; Audit.  Thermal Cycler Supplier shall keep and maintain (and shall require its Affiliates to keep and maintain) complete and accurate records and in sufficient detail to enable an independent certified public accountant or auditor retained by ABI to validate Thermal Cycler Supplier’s compliance with this Agreement, and for the time period preceding the Effective Date to validate Thermal Cycler Supplier's compliance with its earlier Thermal Cycler Supplier Agreement having an effective date of April 1, 1998, and verify amounts payable by Thermal Cycler Supplier.  To the extent such records are financial in nature or relate to royalty obligations, such records shall be compiled and maintained in accordance with Generally Accepted Accounting Principles (“GAAP”).  Thermal Cycler Supplier shall keep and maintain such records and supporting data during the term of this Agreement and for a period of            [**]                .  Such records and the supporting data shall be available for inspection and copying, for a period of                      [**]                 the end of the calendar year to which they pertain, during regular business hours by an independent certified public accountant or auditor retained by ABI.  If in dispute, such records shall be kept at least until the dispute is settled.  Inspection and auditing shall be at ABI's expense, unless the audit demonstrates that the amount payable that is stated in a report is understated by                  [**]                       , in which case Thermal Cycler Supplier shall reimburse ABI for the expense of such audit. The Parties agree that any certified public accountant or auditor inspecting Thermal Cycler Supplier's records pursuant to this Section 3.5 shall retain as confidential all information about Thermal Cycler Supplier's finances and customers gained as a result of that inspection, with the exception that the accountant shall be free to communicate with ABI (i) whether or not Thermal Cycler Supplier complied with the terms of its Thermal Cycler Supplier Agreement having an effective date of April 1, 1998, or is in compliance with the terms of this Agreement, (ii) the results of the audit, including financial information but not customer information, and (iii) if, in the auditor's professional opinion, Thermal Cycler Supplier is not complying or has not complied with the terms of its Thermal Cycler Supplier Agreement having an effective date of April 1, 1998 or this Agreement, the underlying facts and information relevant to said non-compliance.  Without limiting the foregoing audit rights Applera, through its independent auditors, shall have the right to audit software (including, without limitation, source code, and the same shall be made available by Thermal Cycler Supplier for such audit) distributed or provided directly or otherwise by Thermal Cycler Supplier to determine the accuracy and completeness of BioRad’s reporting and paying of royalties under this Agreement in view of the licenses granted pursuant to Article 2 of this Agreement under the Algorithm Patent Rights.

[**]

3.6

Final Report and Payment Under Prior Agreement.  Thermal Cycler Supplier shall submit a final royalty report which shall be in the form and included the details required under Section 3.7 and make payment of all of its outstanding royalty and payment obligations under its Thermal Cycler Supplier Agreement having an effective date of April 1, 1998 within    [**]         after the Effective Date of this Agreement.  Such report and payment shall include only products sold under Bio-Rad's name and trademarks.  Pre-Effective Date activities of MJ Research shall be subject to Article 4 of this Agreement.

Licensee will cooperate (i.e., by having an explanatory meeting and providing responses to ABI inquiries) with ABI to determine the correctness and completeness of the final report and payment as well as the first report and payment and if reasonably necessary subsequent reports.

3.7

Mode of Royalty Payments; Royalty Reports.  Except for the Incremental Fee (which shall be due in accordance with Section 3.1), Thermal Cycler Supplier shall within    [**]              after the first of January, April, July and October (i) pay ABI royalties due under this Agreement for each preceding three (3) month period; and (ii) provide ABI with a true and accurate written royalty report detailing the amount of royalties due for each such three (3) month period.  With respect to payments due pursuant to Section 4.1(b), such payment shall be due and payable within       [**]     after the Effective Date; and with respect to payments due under Section 4.1(c) such payment shall

be due within          [**]            following the Effective, in both cases accompanied by true and accurate royalty report detailing for each three (3) month period spanning encompassed by Section 4.1(b) and (c) respectively the amount of royalties due.  All royalty reports required by this Section shall be

[**]

                                                                          The correctness and completeness of each royalty report shall be attested to in writing by the responsible financial officer of Thermal Cycler Supplier or by Thermal Cycler Supplier's external auditor.  Failure to provide a timely and complete royalty report shall be deemed a material breach of this Agreement.

Each royalty report and payment shall be sent by the due date to the following address:

Applied Biosystems

850 Lincoln Centre Drive

Foster City, California, 94404 U.S.A.

Attention: Director of Licensing

with a copy sent by email in excel format (or other reasonable format requested in writing by ABI) to royalties@appliedbiosystems.com or to any mail or email address that ABI may advise in writing.

3.8

Interest.  If Thermal Cycler Supplier shall fail to pay any amount owing under its Thermal Cycler Supplier Agreement having an effective date of April 1, 1998 or this Agreement by the due date, the amount owed shall bear interest at                                [**]

from the due date until paid, provided, however, that if this interest rate is held to be unenforceable for any reason, the interest rate shall be the maximum rate allowed by law at the time the payment is due.

3.9

Failure to Pay.  Failure of Thermal Cycler Supplier to pay any amount specified under this Agreement when due shall constitute a material breach of this Agreement.

3.10

World-Wide Averaging; Expiration of Patent Rights.  Thermal Cycler Supplier acknowledges and agrees that the license herein reflects a worldwide averaging of royalty obligations.  In particular, rather than a higher royalty rate that is pegged to Valid Claims of licensed patents and patent application on a jurisdiction by jurisdiction basis, and also to avoid the costs and administrative burden of reporting and calculating royalties on a jurisdiction by jurisdiction basis, Thermal Cycler Supplier has voluntarily opted for the lower royalty rate reflected in this Article 3 whereby royalties are due on the Net Sales Price of products covered by Valid Claims regardless of where made, used or sold so long as the making, having made, using, selling, offering for sale or importation of such product is covered in any one jurisdiction by at least one Valid Claim of the patents and patent applications licensed pursuant to Article 2 herein.  If all U.S. and foreign patents included in the Amplification Patent Rights expire before all patents included in the Thermal Cycling Instrument Patent Rights, the Amplification System Patent Rights and the Automated Method Patent Rights, or vice versa, the per-thermal cycler payments specified in Section 3.2(b) shall thereafter be reduced as follows.  For the purpose of this Agreement, upon expiration of all patents included in the Amplification Patent Rights, the dollar amount stated in Section 3.2(b) shall be reduced thereafter to      [**]      until the expiration of all of the patents included in the Amplification System Patent Rights and the Automated Method Patent Rights, at which point the per unit dollar amount stated in Section 3.2(b) shall be reduced thereafter to          [**]            .  Royalty obligations under Sections 3.2(c) and 3.2(d) shall remain in effect until the last to expire of the Valid Claims licensed under Article 2 of this Agreement.

After expiration of the Amplification Patent Rights, the Amplification System Patent Rights and the Automated Method Patent Rights, Progeny Patent Rights and Thermal Cycling Instrument

Patent Rights, as remaining patents licensed hereunder expire, the royalty rate under Section 3.2(c) shall be reduced to the amount ABI is then charging for the remaining Valid Claims.

Royalties under Section 3.2(d) for Net Sales of Pressing Heated Covers under the Pressing Heated Cover Patent Rights shall be due only so long as at least one patent containing such Valid Claims (of Pressing Heated Cover Patent Rights) is in effect and shall not be subject to the reduction specified in this Section.

For the avoidance of doubt, the payment obligation set forth in Section 3.1 herein is not subject to any reduction whatsoever.  In addition, expiration of Valid Claims shall not affect any payment obligations that have accrued prior to such expiration.

4.

Past Sales and Activities of MJ Research, Inc.

4.1

Covenant Not to Assert; Retroactive License.  Subject to the terms and conditions of this Section 4.1, Section 4.2 and Section 5.4, in consideration of the payments specified in parts (a)-(c) below of this Section 4.1, products that (had they been made, used or sold after the Effective Date by Thermal Cycler Supplier) would have been within the scope of the license granted pursuant to Article 2 of this Agreement that were delivered, invoiced or otherwise transferred by MJ Research solely under MJ Research's own name and trademarks to end user customers, directly or through its Affiliates (as Affiliates are defined in this Agreement) or distributors, prior to the Effective Date shall be deemed to be Authorized Thermal Cyclers licensed pursuant to this Agreement as follows:

(a)

for such products  so delivered, invoiced or otherwise transferred by MJ Research prior to August 18, 2004, upon Thermal Cycler Supplier’s payment of the

[**]

(b)

for such products so delivered, invoiced or otherwise transferred by MJ Research between August 18, 2004 and September 30, 2005 of this Agreement, by Thermal Cycler Supplier’s payment of the

[**]

(c)

for such products so delivered, invoiced or otherwise transferred by MJ Research between October 1, 2005 and the Effective of this Agreement, by Thermal Cycler Supplier’s payment of the                     [**]

; and

(d)

all use, prior to the Effective Date, of such Authorized Thermal Cyclers by customers, direct or indirect, of MJ Research shall be deemed to have been use of a Thermal Cycler or Temperature Cycling Instrument that is licensed by this Agreement.  This Section does not apply to Thermal Cyclers or Temperature Cycling Instruments for which the end-user has already obtained authorization from ABI.

For the avoidance of doubt, products made prior to the Effective Date that (had they been made, used or sold after the Effective Date by Thermal Cycler Supplier) would have been within the scope of the license granted pursuant to the Prior Agreement that were delivered, invoiced or otherwise transferred by Bio-Rad solely under Bio-Rad’s own name and trademarks to end user customers, directly or through its Affiliates (as Affiliates are defined in this Agreement) or distributors, prior to the Effective Date shall be deemed to be Authorized Thermal Cyclers licensed pursuant to this Agreement to the extent that BioRad has complied with its royalty and other obligations under the Prior Agreement.

4.2

Notification to End-Users.  Thermal Cycler Supplier shall use reasonable efforts to send to the original end-user customers of the Thermal Cyclers and Temperature Cycling Instruments that are the subject of Section 4.1, Authorized Thermal Cycler notices in accord

(substituting "MJ Research" and "Bio-Rad" where appropriate) with Sections 5.1, 5.2 and 5.3 with a means reasonably satisfactory to ABI to relate each such notice to the appropriate Thermal Cycler or Temperature Cycling Instrument.  Any such Thermal Cycler or Temperature Cycling Instrument not having an authorization notice within sixty (60) days after the Effective Date of this Agreement shall cease to be an Authorized Thermal Cycler unless Thermal Cycler Supplier establishes to the reasonable satisfaction of ABI that (a) the Thermal Cycler or Temperature Cycling Instrument falls within Section 4.1, and (b) the Authorized Thermal Cycler notice (pursuant to Sections 5.1 through 5.3, as the case may be) for the Thermal Cycler or Temperature Cycling Instrument has not been applied incorrectly (i.e., to an instrument other than that for which the such notice was intended).

5.

Authorization Notice

5.1

Patent Notice.  Thermal Cycler Supplier agrees to include prominently in the front of the user's manual for each Authorized Thermal Cycler, and for no other Thermal Cycler or Temperature Cycling Instrument, a notice (“Notice”) as specified from time to time by ABI.  Unless and until ABI reasonably instructs differently, the Notice shall be:

Authorized Thermal Cycler

This instrument, Serial No.                  , is an Authorized Thermal Cycler.  Its purchase price includes the up-front fee component of a license under non- U.S. counterparts of  U. S. Patent Nos. 4,683,195, 4,683,202 and 4,965,188, owned by F. Hoffmann-La Roche Ltd, covering the Polymerase Chain Reaction ("PCR") process, to practice the PCR process for internal research and development using this instrument.  The running royalty component of that license may be purchased from Applied Biosystems or obtained by purchasing Authorized Reagents.  This instrument is also an Authorized Thermal Cycler for use with applications licenses available from Applied Biosystems.  Its use with Authorized Reagents also provides a limited PCR license in accordance with the label rights accompanying such reagents.  Purchase of this product does not itself convey to the purchaser a complete license or right to perform the PCR process.  Further information on purchasing licenses to practice the PCR process may be obtained by contacting the Director of Licensing at Applied Biosystems, 850 Lincoln Centre Drive, Foster City, California 94404, USA.

No rights are conveyed expressly, by implication or estoppel to any patents on real-time methods, including but not limited to 5' nuclease assays, or to any patent claiming a reagent or kit.

Applied Biosystems does not guarantee the performance of this instrument.

5.2

Different User Manuals.  If Thermal Cycler Supplier sells base units separately from sample blocks or sample-block/heat-pump assemblies and/or with different user manuals, the Notice specified in this Section 5.2 shall be in the user manual for each base unit.  Unless and until ABI reasonably instructs differently, the Notice shall be:

Authorized Thermal Cycler

This base unit, Serial No.                  , in combination with its immediately attached  Bio-Rad sample block modules, comprise an Authorized Thermal Cycler. The purchase price of this base unit includes the up-front fee component of a license under non-U.S. counterparts of  U. S. Patent Nos.

4,683,195, 4,683,202 and 4,965,188, owned by F. Hoffmann-La Roche Ltd, covering the Polymerase Chain Reaction ("PCR") process, to practice the PCR process for internal research and development using this instrument.  The running royalty component of that license may be purchased from Applied Biosystems or obtained by purchasing Authorized Reagents.  This instrument is also an Authorized Thermal Cycler for use with applications licenses available from Applied Biosystems.  Its use with Authorized Reagents also provides a limited PCR license in accordance with the label rights accompanying such reagents.  Purchase of this product does not itself convey to the purchaser a complete license or right to perform the PCR process.  Further information on purchasing licenses to practice the PCR process may be obtained by contacting the Director of Licensing at Applied Biosystems, 850 Lincoln Centre Drive, Foster City, California 94404, USA.

No rights are conveyed expressly, by implication or estoppel to any patents on real-time methods, including but not limited to 5' nuclease assays, or to any patent claiming a reagent or kit.

Applied Biosystems does not guarantee the performance of this instrument.

5.3

Dyad Disciple Notice.  If Thermal Cycler Supplier sells Dyad Disciple "chassis" separately from sample blocks or sample-block/heat-pump assemblies and separately from personal computers and/or Disciple Desktop software, or does not sell personal computers that may be utilized as programmable controllers, the Notice specified in this Section 5.3 shall be in the user manual for each Dyad Disciple "chassis".  Unless and until ABI reasonably instructs differently, the Notice shall be:

Authorized Thermal Cycler

This Dyad Disciple, Serial No.                  , in combination with its immediately attached Bio-Rad sample block modules and a personal computer loaded with Disciple Desktop software, comprise an Authorized Thermal Cycler. The purchase price of this Dyad Disciple includes the up-

front fee component of a license under non-U.S. counterparts of  U. S. Patent Nos. 4,683,195, 4,683,202 and 4,965,188, owned by F. Hoffmann-La Roche Ltd, covering the Polymerase Chain Reaction ("PCR") process, to practice the PCR process for internal research and development using such instrument.  The running royalty component of that license may be purchased from Applied Biosystems or obtained by purchasing Authorized Reagents.  Such instrument is also an Authorized Thermal Cycler for use with applications licenses available from Applied Biosystems.  Its use with Authorized Reagents also provides a limited PCR license in accordance with the label rights accompanying such reagents.  Purchase of this product does not itself convey to the purchaser a complete license or right to perform the PCR process.  Further information on purchasing licenses to practice the PCR process may be obtained by contacting the Director of Licensing at Applied Biosystems, 850 Lincoln Centre Drive, Foster City, California 94404, USA.

No rights are conveyed expressly, by implication or estoppel to any patents on real-time methods, including but not limited to 5' nuclease assays, or to any patent claiming a reagent or kit.

Applied Biosystems does not guarantee the performance of this instrument.

5.4

Labeling.  Thermal Cycler Supplier agrees to affix permanently and prominently to each complete Thermal Cycler that is an Authorized Thermal Cycler the designation "Authorized Thermal Cycler", its Serial Number and a direction to consult the user's manual for license information.  Thermal Cycler Supplier agrees to fix permanently and prominently to each base unit and Dyad Disciple "chassis" for which a [**] payment is made under Section 3.2(b) its Serial Number and the designation "See Authorized Thermal Cycler Notice In User Manual For License Information."

5.5

Instructions to End Users.  Thermal Cycler Supplier further agrees to use reasonable efforts to instruct the end-user purchaser that transfer of the Thermal Cycler, Temperature Cycling Instrument, base unit or Dyad Disciple "chassis" without the Serial Number or the Notice shall automatically terminate the authorization granted by this Agreement and the authorization granted hereunder for or in connection with such product shall expire.

5.6

Naming.  To avoid confusion among thermal cycler users, Thermal Cycler Supplier agrees not to designate or refer to Thermal Cyclers, Temperature Cycling Instruments or other products covered by this Agreement as "licensed" unless it fully and simultaneously explains that the Thermal Cyclers, Temperature Cycling Instruments or other such products do not convey with their purchase a complete license under the Amplification Patent Rights.  Attachment of the appropriate authorization Notice as set forth in Section 5 of this agreement shall satisfy this requirement.

5.7

No Authorization Notice.  No Authorization Notice shall be supplied with any instrument, module or component other than a complete Thermal Cycler or Temperature Cycling Instrument, a base unit, or a Dyad Disciple "chassis".

6.

Term and Termination

6.1

Term.  This Agreement, unless sooner terminated, shall continue until the expiration of the last-to-expire of the patents under which rights are granted in this Agreement.

6.2

Patent Invalidation.  This Agreement shall terminate upon a holding of invalidity or unenforceability of all patent claims licensed hereunder by a final court decision from which no appeal is or can be taken.

6.3

Termination by Thermal Cycler Supplier.  Thermal Cycler Supplier may terminate this Agreement for any reason by giving written notice to ABI and ceasing to label, advertise or promote its Thermal Cyclers or Temperature Cycling Instruments as Authorized Thermal Cyclers and ceasing to label, advertise or promote its base units and Dyad Disciple "chassis" when combined with other modules as Authorized Thermal Cyclers.  Such termination shall be effective ninety (90) days after said notice or cessation, whichever is later.  Such termination shall not affect the obligations of Thermal Cycler Supplier, MJ Research, Michael Finney, John Finney or any other person or party under the Settlement Agreement, and Thermal Cycler Supplier shall comply with the injunctive provisions of the Consent Judgment immediately upon such termination.

6.4

Termination by ABI.   Without limiting its other contractual, legal or equitable rights or remedies, ABI shall have the right to terminate this Agreement immediately upon notice to

Thermal Cycler Supplier in the event that a court finds ABI liable for any damages or causes of action resulting from Thermal Cycler Supplier's manufacture of Thermal Cyclers, Temperature Cycling Instruments, base units, Dyad Disciple "chassis" or associated modules or components thereof covered by this Agreement or due to the sale or distribution of any of the foregoing by Thermal Cycler Supplier, an Affiliate or a distributor.

6.5

Insolvency.  This Agreement shall terminate immediately and automatically without any requirement of notice or any other action by ABI upon  (i) an adjudication of Thermal Cycler Supplier as bankrupt or insolvent, or Thermal Cycler Supplier's admission in writing of its inability to pay its obligations as they mature;  (ii) an assignment by Thermal Cycler Supplier for the benefit of creditors;  (iii) the appointment of, or Thermal Cycler Supplier's applying for or consenting to the appointment of, a receiver, trustee or similar officer for a substantial part of its property; or (iv) the institution of or any act of Thermal Cycler Supplier instituting any bankruptcy, insolvency arrangement, or similar proceeding.  This Agreement shall terminate immediately and automatically without any requirement of notice or any other action by ABI upon the occurrence of any of the following unless cured by Thermal Cycler Supplier within (30) days of such process:  the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against a substantial part of the property of Thermal Cycler Supplier. A termination pursuant to this Section 6.5 shall be deemed to have occurred immediately prior to the events set forth in this Section triggering such termination

6.6

Change of Control.  Subject to Section 9.1 herein, this Agreement will terminate immediately and automatically upon any change in the ownership or control of Thermal Cycler Supplier or of its assets unless ABI has provided prior written consent to such change in ownership or control.  For such purposes, a "change in ownership or control" shall mean that 50% or more of the voting stock of Thermal Cycler Supplier becomes subject to the ownership or control of a person or entity (other than a beneficiary under a last will and testament) or any related group of persons or entities acting in concert, which person(s) or entity(ies) did not own or control such portion of voting stock on the Effective Date hereof.  Subject to Section 9.1 herein, this Agreement will also terminate immediately and automatically upon any transfer of 50% or more of the assets of Thermal Cycler Supplier.  Without limiting ABI’s foregoing right to terminate, MJ Research shall remain licensed hereunder for only so long as MJ Research remains a wholly (i.e., one hundred percent (100%)) owned subsidiary of Bio-Rad.

6.7

Termination for Licensee’s Material Breach.  Except as otherwise provided under the Settlement Agreement, in the event of a material breach or default under this Agreement or the Settlement Agreement by Thermal Cycler Supplier, this Agreement shall terminate automatically [**]          after ABI provides written notice of such breach or default; provided that such breach or default has not been cured by Thermal Cycler Supplier within such                         [**]                    period of time.  Any material breach by Thermal Cycler Supplier of the Settlement Agreement or the Consent Judgment shall be deemed a material breach of this Agreement.  Without limiting the foregoing, this Agreement is subject to the provisions addressing remedies and termination of the Settlement Agreement because of breach or default under this Agreement.

6.8

Effect of Termination; Expiration.  Upon expiration or termination of this Agreement, all licenses granted to Thermal Cycler Supplier shall terminate.  Thermal Cycler Supplier's obligations under Article 3 or Article 4 accruing prior to termination or expiration and Articles 6, 7, 10 and 11 shall survive termination or expiration.  Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to or on account of such termination or expiration.  All remedies provided hereunder or elsewhere are cumulative.

6.9

[**]

7.

Confidentiality - Publicity

7.1

Markings.  Unless and until ABI reasonably instructs differently, in advertisements, catalogs, brochures, sales literature and promotional literature for Authorized Thermal Cyclers, Thermal Cycler Supplier, its Affiliates and distributors shall state the following prominently in type and location:

Practice of the patented polymerase chain reaction (PCR) process requires a license.  Bio-Rad Thermal Cyclers, whether purchased as complete instruments or as multiple modules, are Authorized Thermal Cyclers and may be used with PCR licenses available from Applied Biosystems.  Their use with Authorized Reagents also provides a limited PCR license in accordance with the label rights accompanying such reagents.

7.2

Publicity.  With respect to Thermal Cycler Supplier's distribution of any written information to Third Parties, including but not limited to, advertising, brochures, catalogs, promotional and sales material, and public relations material, ABI shall have the right to prescribe changes regarding references to, or descriptions of:  ABI, PCR, the patents under which rights are granted in this Agreement, PCR licenses or authorizations, or this Agreement.  Thermal Cycler Supplier agrees to comply with ABI's reasonable prescriptions.

7.3

Confidentiality.  Except as provided in Sections 7.1 and 7.2, Thermal Cycler Supplier shall maintain the confidentiality of the provisions of this Agreement, its terms and conditions, and shall refrain from disclosing without ABI’s written consent the same to anyone except employees with a need to know and who are bound by confidentiality obligations consistent with this Agreement.  Notwithstanding the foregoing, Thermal Cycler Supplier shall have the right to make such disclosure solely to the extent such disclosure is required pursuant to court order or applicable law or regulation in which case Thermal Cycler Supplier shall promptly notify ABI of such requirement thirty (30) days in advance of any disclosure.  Thermal Cycler Supplier shall in any event provide ABI a reasonable opportunity to comment upon, object to or seek a protective order with respect to the disclosure, or to redact the proposed disclosure copy of the Agreement.  Should Thermal Cycler Supplier conclude in good faith that such disclosure is in fact required pursuant to applicable law, Thermal Cycler Supplier shall notify ABI in writing at least thirty (30) days before such disclosure is made to permit ABI to comment upon or object to the disclosure, or to redact the disclosure copy of the Agreement such that the disclosure is limited to such information as is required by law.

8.

Compliance and Quality

8.1

Compliance with Applicable Law.  In the exercise of any and all rights and in performance hereunder, it shall be the duty of Thermal Cycler Supplier, not ABI, to comply fully with all applicable laws, regulations and ordinances and to obtain and keep in effect licenses, permits and other governmental approvals (federal, state or local) necessary or appropriate to carry on activities hereunder.

8.2

No Endorsement.  ABI does not approve or endorse Thermal Cyclers, Temperature Cycling Instruments, base units, Dyad Disciple "chassis" or other modules and components of Thermal Cycler Supplier in any way or for any purpose, including PCR.  Quality and quality control with respect to suitability for PCR, according to standards and requirements that may exist in the marketplace from time to time, are the sole responsibility of Thermal Cycler Supplier.

9.

Assignment

9.1

Assignment by Thermal Cycler Supplier.  This Agreement and the licenses granted hereunder are personal in nature.  This Agreement and the rights hereunder are non-delegable and nonassignable by Thermal Cycler Supplier

[**]

  Any other assignment without prior written consent from ABI shall be void ab initio and result in automatic termination of this Agreement without any requirement or notice or other action by ABI.  Without limiting the foregoing, this Agreement cannot be assumed or assumed and assigned by a trustee or debtor-in-possession in bankruptcy as set forth in section 365(c)(1) of the United States Bankruptcy Code or any similar provisions of state or federal law.

9.2

Assignment by ABI.  ABI may assign all or any part of its rights and obligations under this Agreement at any time without the consent of Thermal Cycler Supplier.  Thermal Cycler Supplier agrees to execute such further acknowledgments or other instruments as ABI may reasonably request in connection with such assignment.

10.

Negation of Warranties and Indemnity

10.1

No Warranty.  NEITHER ABI NOR ROCHE MAKE ANY EXPRESS OR IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. Nothing in this Agreement shall be construed as:  (a) a warranty or representation by ABI or Roche as to the validity or scope of any patent; (b) a warranty or representation that the practice under the Amplification Patent Rights, the Amplification System Patent Rights, the Thermal Cycling Instrument Patent Rights, the Automated Method Patent Rights, the Algorithm Patent Rights, the Progeny Patent Rights or the Pressing Heated Cover Patent Rights is or will be free from infringement of patents of Third Parties;  (c) an obligation to sue Third Parties for infringement;  (d) except as expressly set forth herein, conferring the right to use in advertising, publicity or otherwise, in any form, the name of, or any trademark or trade name of, ABI or Roche;  (e) conferring by implication, estoppel or otherwise any license, immunity or right under any patent owned by or licensed to ABI or Roche other than those expressly licensed pursuant to Article 2 herein, regardless of whether such patent is dominant or subordinate to the patents licensed to Thermal Cycler Supplier under Article 2 of  this Agreement;  (f) an obligation to furnish any know-how; or (g) creating any agency, partnership, joint venture or similar relationship between ABI or Roche and Thermal Cycler Supplier.

10.2

Indemnification.  Thermal Cycler Supplier shall assume all risk and full responsibility for Thermal Cycler Supplier making, having made (as permitted hereunder), using or selling of those products.  Thermal Cycler Supplier shall defend, indemnify and hold ABI and Roche harmless from and against all liability, demands, damages, expenses (including attorneys' fees) and losses arising or resulting from Thermal Cycler Supplier’s (or its Affiliates or distributor’s) making, using or selling those products, including, without limitation any claims for infringement, personal injury,  property damage or any other injury or damage.

11.

General

11.1

Integration.  This Agreement together with the Settlement Agreement and the Consent Judgment both of which are hereby incorporated by reference constitutes the entire agreement between the Parties as to the subject matter hereof, and supersedes and replaces all prior negotiations, representations, agreements and understandings with respect to the subject matter hereof.  This Agreement supersedes and replaces Thermal Cycler Supplier's Thermal Cycler Supplier Agreement having an effective date of April 1, 1998 except as to payment and other obligations of Thermal Cycler Supplier that have already accrued (as of the Effective Date of this Agreement) under such prior agreement, all of which shall survive subject to the terms and conditions of this Agreement.  This Agreement may be modified or amended only by a writing executed by authorized officers of each of the Parties. Concurrently with this Agreement, ABI, on the one hand, and Thermal Cycler Supplier and MJ Research, on the other hand, have also entered into the Real-Time Settlement Agreements (that, for the avoidance of doubt, are not superseded or replaced by this Agreement) and grant Thermal Cycler Supplier and MJ Research certain licenses pursuant to the Real-Time Instrument Patent License Agreement.

11.2

Notices.  Any notice required or permitted to be given by this Agreement shall be in writing and shall be given by postpaid, first class, registered or certified mail, or by courier or facsimile, properly addressed to the other party at the respective address as shown below:

If to ABI:

Applied Biosystems

850 Lincoln Centre Drive

Foster City, California  94404   U.S.A.

Attn.:  Director of Licensing

Fax No.:  (650) 638-6071

If to Thermal Cycler Supplier:

Bio-Rad Laboratories, Inc.

1000 Alfred Nobel Drive

Hercules, CA 94547

Attn.: General Counsel

Fax No.:  (510) 741-5815

Either party may change its address by providing notice to the other.  A notice shall be deemed given four (4) full business days after the day of mailing, or one full day after the date of delivery to the courier, or the date of facsimile transmission, as the case may be.

11.3

Governing Law and Venue.  This Agreement shall be deemed made in the State of California, and it shall be construed and enforced in accordance with the law of the State of California.  The Parties agree that the United States District Court for the District of Connecticut shall retain exclusive jurisdiction and and shall be the exclusive venue for any dispute or controversy arising from this Agreement or  Thermal Cycler Supplier Agreement having an effective date of April 1, 1998.

11.4

Conflicting Provisions.  Nothing in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement or concerning the legal right of the Parties to enter into this contract and any statute, law or ordinance, the latter shall prevail, but the provision shall be limited only to the extent necessary.

11.5

Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law: (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties as nearly as may be possible, and (b) the Parties agree to negotiate in good faith a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto.  To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

11.6

Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural and the word “or” is used in the inclusive sense.  The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  Each Party hereto and its counsel have participated fully in the review and negotiation of this Agreement.  Both parties have participated equally in the formation of this Agreement; the language of this Agreement shall not be presumptively construed against either Party.

11.7

Independent Contractors.  It is expressly agreed that the Parties, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.

11.8

Waiver.  The waiver by either Party hereto of any right hereunder or the failure to perform or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

11.9

Counterparts.  This Agreement may be executed (including via facsimile) in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10

No Third Party Beneficiaries.  Except as otherwise expressly provided herein, the representations, warranties, covenants, rights and obligations set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any third parties.

11.11

Joint and Several Liability.  Bio-Rad is and shall remain jointly and severally liable with MJ Research for all of Thermal Cycler Supplier’s obligations hereunder.  Without limiting Thermal Cycler Supplier’s obligations hereunder, each of MJ Research and Bio-Rad hereby agrees to act as guarantor for each other’s performance (including each party’s payment obligations hereunder) and compliance with its obligations under this Agreement.  The foregoing obligation shall survive any expiration or termination of this Agreement and any change of control or acquisition of Thermal Cycler Suppler (even if such change of control or acquisition results in MJ Research no longer qualifying as an Affiliate of Bio-Rad).

/ / /

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized representatives, effective as of the Effective Date.

	APPLERA CORPORATION, THROUGH ITS APPLIED BIOSYSTEMS GROUP		BIO-RAD LABORATORIES, INC.
(THERMAL CYCLER SUPPLIER)
By:	/s/ Catherine M. Burzik Catherine M. Burzik	By:	/s/ Norman Schwartz Norman Schwartz
	Title: President		Title: President

	Date: February 9, 2006		Date: February 9, 2006

MJ RESEARCH, INC.

By:	/s/ Norman Schwartz Name: Norman Schwartz
Title: President

Date: February 9, 2006

EXHIBIT B

Amendments Taking Effect March 28, 2006

In Light of Expiration of Ex-U.S. Amplification Patent Rights

With reference to the Amended and Restated Thermal Cycler Supplier Agreement of which this Exhibit is an integral part, the following revisions will take effect on March 28, 2006.

Section 2.2 (Amplification Patent Rights) is replaced with:

2.2

[This section left blank]

Section 2.4 (No Implied Rights) is replaced in its entirety by the following:

2.4

No Implied Rights.  No right, immunity, authorization or license is granted, expressly or by implication, under any patent or patent application that is not expressly included in the Amplification System Patent Rights, the Algorithm Patent Rights, the Pressing Heated Cover Patent Rights, the Automated Method Patent Rights, the Progeny Patent Rights, or the Thermal Cycling Instrument Patent Rights.  Specifically, but without limitation, no right, immunity, authorization or license is granted, expressly or by implication, under patents and applications of Applera Corporation or Roche that cover apparatus, methods, or reagents for real-time detection (for example, U.S. Patent No. 5,928,907 or Applera's U.S. Patent No. 6,814,934 B1, Japanese Patent No. JP 3136129, European Patent No. EP 0 872 562 B1; and claims in Applera's patents and applications that claim priority of United States patent application Serial No.  08/968,208 or EP 0 512 334 B1) or for homogeneous assay (for example, U.S. Patents Nos. 5,210,015, 5,487,972, 5,538,848, all related to the 5’ nuclease assay).

Section 2.7 (Thermal Cycler Supplier Obligations) is replaced with:

2.7

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Section 2.8 (No Implied Rights) is replaced in its entirety by the following:

2.8

Limited Right to Sell to Other Suppliers.  Notwithstanding the restrictions in Section 2.1 on the right to sell Thermal Cyclers and Temperature Cycling Instruments solely under Thermal Cycler Supplier's name and trademarks, Thermal Cycler Supplier may make, but not have made, and sell Thermal Cyclers and Temperature Cycling Instruments (but not Licensed Real-Time Thermal Cyclers, as such term is defined in the Real-Time Instrument Patent License Agreement) that are complete instruments to a Third Party that is itself a licensee in good standing under the Thermal Cycling Instrument Patent Rights, the Algorithm Patent Rights, Progeny Patent Rights, and the Pressing Heated Cover Patent Rights under that Third Party licensee's name and trademarks provided that Thermal Cycler Supplier gives ABI ninety (90) days prior written notification of such arrangement and provided that the Third Party licensee to whom product is sold under that Third

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Party licensee's name and trademarks agrees in a writing delivered thirty (30) days prior to commencement of such supply arrangement to pay royalties on the Net Sales Price of the Thermal Cyclers and Temperature Cycling Instruments as if it were the manufacturer of such Thermal Cyclers and Temperature Cycling Instruments.  Thermal Cycler Supplier’s right to supply Thermal Cyclers and Temperature Cycling Instruments to such Third Party shall terminate upon Thermal Cycler Supplier’s receipt of written notification by ABI of termination of such Third Party licensee’s license agreement.  Without limiting Section 2.4 (No Implied Rights) herein, Thermal Cycler Supplier shall have no right to make Licensed Real-Time Thermal Cyclers or have made Licensed Real-Time Thermal Cyclers except as provided in the Real-Time Instrument Patent License Agreement.

In Section 3.2, immediately before Section 3.3, the final sentence is deleted (“Each Thermal Cycler and Temperature Cycling Instrument for which those payments are paid shall be an Authorized Thermal Cycler and shall be so designated pursuant to Article 5 hereof.”).

Amendments to Sections 5.1 through 5.3.

The changes to Sections 5.1 to 5.3 below shall not be effective as to Section 4.2, which will continue to refer to unamended Sections 5.1 to 5.3.

Section 5.1 (Patent Notice) is replaced in its entirety by the following:

5.1

Patent Notice, Thermal Cycler.  Thermal Cycler Supplier agrees to include prominently in the front of the user's manual for each Thermal Cycler licensed hereunder, and for no other Thermal Cycler or Temperature Cycling Instrument, a notice (“Notice”) as specified from time to time by ABI.  Unless and until ABI reasonably instructs differently, the Notice shall be:

Purchase of this instrument, Serial No. ____________, conveys a limited non-transferable immunity from suit for the purchaser’s own internal research and development and for use in applied fields other than Human In Vitro Diagnostics under one or more of U.S. Patents Nos. 5,656,493, 5,333,675, 5,475,610 (claims 1, 44, 158, 160-163 and 167 only), and 6,703,236 (claims 1-7 only), or corresponding claims in their non-U.S. counterparts, owned by Applera Corporation.  No right is conveyed expressly, by implication or by estoppel under any other patent claim, such as claims to apparatus, reagents, kits, or methods such as 5’ nuclease methods.  Further information on purchasing licenses may be obtained by contacting the Director of Licensing, Applied Biosystems, 850 Lincoln Centre Drive, Foster City, California 94404, USA.

Section 5.2 (Different User Manuals) is replaced in its entirety by the following

5.2

Patent Notice, Different User Manuals.  If Thermal Cycler Supplier sells base units separately from sample blocks or sample-block/heat-pump assemblies and/or with different user manuals, the Notice specified in this Section 5.2 shall be in the user manual for each base unit.  Unless and until ABI reasonably instructs differently, the Notice shall be:

This base unit, Serial No. ____________, in combination with its immediately attached Bio-Rad sample block module(s), constitutes a

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thermal cycler whose purchase conveys a limited non-transferable immunity from suit for the purchaser’s own internal research and development and for use in applied fields other than Human In Vitro Diagnostics under one or more of U.S. Patents Nos. 5,656,493, 5,333,675, 5,475,610 (claims 1, 44, 158, 160-163 and 167 only), and 6,703,236 (claims 1-7 only), or corresponding claims in their non-U.S. counterparts, owned by Applera Corporation.  No right is conveyed expressly, by implication or by estoppel under any other patent claim, such as claims to apparatus, reagents, kits, or methods such as 5’ nuclease methods.  Further information on purchasing licenses may be obtained by contacting the Director of Licensing, Applied Biosystems, 850 Lincoln Centre Drive, Foster City, California 94404, USA.

Section 5.3 (Dyad Disciple Notice) is replaced in its entirety by the following:

5.3

Patent Notice, Dyad Disciple.  If Thermal Cycler Supplier sells Dyad Disciple "chassis" separately from sample blocks or sample-block/heat-pump assemblies and separately from personal computers and/or Disciple Desktop software, or does not sell personal computers that may be utilized as programmable controllers, the Notice specified in this Section 5.3 shall be in the user manual for each Dyad Disciple "chassis".  Unless and until ABI reasonably instructs differently, the Notice shall be:

This Dyad Disciple, Serial No.                  , in combination with its immediately attached Bio-Rad sample block module(s) and a personal computer loaded with Disciple Desktop software, constitutes a thermal cycler whose purchase conveys a limited non-transferable immunity from suit for the purchaser’s own internal research and development and for use in applied fields other than Human In Vitro Diagnostics under one or more of U.S. Patents Nos. 5,656,493, 5,333,675, 5,475,610 (claims 1, 44, 158, 160-163 and 167 only), and 6,703,236 (claims 1-7 only), or corresponding claims in their non-U.S. counterparts, owned by Applera Corporation.  No right is conveyed expressly, by implication or by estoppel under any other patent claim, such as claims to apparatus, reagents, kits, or methods such as 5’ nuclease methods.  Further information on purchasing licenses may be obtained by contacting the Director of Licensing, Applied Biosystems, 850 Lincoln Centre Drive, Foster City, California 94404, USA.

Section 5.4 (Labeling) is replaced in its entirety by the following:

5.4

Product Labeling.  Thermal Cycler Supplier agrees to affix permanently and prominently to each complete Thermal Cycler that is licensed hereunder, as well as to each royalty bearing module or component thereof, the following Statement:

For use under one or more of U.S. Patents Nos. 5,656,493, 5,333,675, 5,475,610 (claims 1, 44, 158, 160-163 and 167 only), and 6,703,236 (claims 1-7 only).  For applications other than Human In Vitro Diagnostics. See user's manual for further license information.

Section 5.5 (Labeling) is replaced with:

5.5

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Section 5.7 ( No Authorization Notice) is replaced in its entirety by the following:

5.7

Patent Notice Limitations.  No Notice shall be supplied with any product other than a royalty-bearing product licensed under this Agreement.

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Section 6.3 (Termination by TCS) is replaced in its entirety by the following:

6.3

Termination by Thermal Cycler Supplier.  Thermal Cycler Supplier may terminate this Agreement for any reason by giving written notice to ABI and ceasing to label, advertise or promote its Thermal Cyclers or Temperature Cycling Instruments (or its base units and Dyad Disciple "chassis" when combined with other modules) as being licensed under one or more of the Patent Rights, patents or patent applications specified in this Agreement.  Such termination shall be effective ninety (90) days after said notice or cessation, whichever is later.  Such termination shall not affect the obligations of Thermal Cycler Supplier, MJR, Michael Finney, John Finney or any other person or party under the Settlement Agreement, and Thermal Cycler Supplier shall comply with the injunctive provisions of the Consent Judgment immediately upon such termination.

Section 7.1 (Markings) is replaced in its entirety by the following:

7.1

Markings.  Unless and until ABI reasonably instructs differently, in advertisements, catalogs, brochures, sales literature and promotional literature for royalty-bearing products under this Agreement, Thermal Cycler Supplier, its Affiliates and distributors shall include prominently in type and location the appropriate patent Notice specified in Section 5.1 through 5.3.

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